For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President, Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS EXPANDS
SENIOR MANAGEMENT TEAM AND BOARD OF DIRECTORS

- Walter M. Capone named Vice President, Commercial Development and Operations -

- Nicole S. Williams appointed to Board of Directors -

Tarrytown, NY - January 8, 2007 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) announced today that it has named Walter M. Capone, to the newly created position of Vice President, Commercial Development and Operations. Additionally, Nicole S. Williams has been appointed to the Company’s Board of Directors.

Mr. Capone joins Progenics from Trimeris, Inc., where he served as Senior Vice President of Commercial Operations, managing the FUZEON® and fusion inhibitor commercial collaboration with Hoffmann LaRoche. He has 17 years of U.S. and international commercial leadership experience within the pharmaceutical and biotechnology industries. Previously, he was Vice President of Marketing and Development at Triangle Pharmaceuticals, Inc. where he led the commercial development of HIV (human immunodeficiency virus), hepatitis B and cancer drug candidates. Mr. Capone also served as Director, Infectious Diseases and Immunology at Bristol Myers-Squibb, managing their portfolio of Antimicrobial, Antiviral, and Immunological drugs in international markets. Mr. Capone also held marketing and sales management positions in the U.S. and The Netherlands for Lederle Pharmaceuticals, now part of Wyeth, Inc. He earned his MBA in Finance and International Business from Columbia University School of Business, and an undergraduate degree in International Relations from Brown University in Providence, Rhode Island.

“We are excited to have Walter join us as Vice President, Commercial Development and Operations,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Walter is a talented commercial executive who has extensive experience in the biopharmaceutical industry, including, most recently, his work at Trimeris Inc. in the HIV field. With Walter's hiring, we take an important first step in building Progenics’ in-house capabilities as a commercial organization.”

Ms. Williams served as Executive Vice President and Chief Financial Officer of Abraxis Bioscience, Inc. a biopharmaceutical company (formerly American Pharmaceuticals Partners, Inc.). Previously, Ms. Williams was Executive Vice President and Chief Financial Officer of R.P. Scherer Corporation, a leading drug delivery company. She earned her MBA from the University of Chicago, as well as a Master of Science in International Affairs and her undergraduate degree from the Université de Genève. Ms. Williams also serves on the Board of Directors and is Audit Chair for Orchid Cellmark, Inc.

“We are pleased to have Ms. Williams join Progenics as an independent Director and will be a member of the Board’s Audit Committee,” added Dr. Maddon. “Nicole has broad financial background within the life-science industry. Her expertise will add an important strategic dimension to our growing Company.”

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor, PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immunotherapies for prostate cancer, including a human monoclonal antibody-drug conjugate directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA, and has a recombinant PSMA vaccine in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of January 8, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com